TREDEGAR ANNUAL MEETING OF SHAREHOLDERS
May-4-2016

EXHIBIT 99.1

Tredegar Annual Meeting of Shareholders

May-04-2016

Mr. Bill Gottwald: I’m Bill Gottwald, Chairman of the Board of Tredegar. Welcome to our 27th Annual Meeting of Shareholders. I’m going to have to pick this up and read it because my focal length is 16 inches and putting it down on the table here is set at 24, so I can’t really see it. I understand that today’s meeting is being webcast, so I extend a special welcome to those of you who are listening in for the webcast, and that’s shareholders and some employees, I understand.

Before I begin the business items, I’d like to introduce my colleagues on the Board of Directors, all of whom are here today. Please stand for a moment as I call your name. And I’ve got to stand on tiptoe here to look over the podium to see who’s who: George Freeman, John Gottwald, George Newbill, Ken Newsome, Greg Pratt, Tom Snead, and Carl Tack. And you can read a bit about them in the proxy statement if you’d like.

Here’s the agenda for today’s meeting. I’ll move quickly through the business items, and then I’ll ask John Gottwald, our President and CEO, to present the management report. We’ll conclude with questions from the live audience. Please note--this is the formal part now. Please note that proper

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May-4-2016

notice of this meeting was given, and the minutes of last year’s meeting are available at the Secretary’s desk.

Tredegar has appointed Mr. David Dietrich of Computershare, in the back of the room there, Tredegar’s transfer agent, as Inspector of Election, and he has reported that a quorum exists. The Inspector of Election has presented me with copies of the notice of meeting, the proxy statement, and the form of proxy, together with proof by affidavit of the mailing on April 1st, 2016, to each shareholder of record as of the close of business of March 14th, 2016.

The Inspector of Election has also presented me with a list of Tredegar shareholders entitled to vote at this meeting as of the record date. This list has been on file at the principal office of Tredegar for inspection during the normal business hours since April 11th and will be available for inspection throughout this meeting at the Secretary’s desk in the back of the room. So, the polls are now open for voting.

Any shareholder who has given his or her proxy doesn’t need to vote in person but may do so if he or she desires. Will those who want to vote in person please raise your hand, so we can get you a ballot? And would the Inspector of Election please distribute ballots to any shareholder desiring to vote in person? We’ve never had anybody do this, but if you want to, there you go.

There are three items of business at this annual meeting. The first item of business is to approve an amendment to Tredegar’s Amended and Restated Articles of Incorporation to declassify our

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May-4-2016

Board of Directors. The second item of business is election of directors. And there are two directors nominated for election today, John Gottwald and Tom Snead.

The third and final item of business is the ratification of the appointment of PricewaterhouseCoopers, LLP as Tredegar’s independent registered public accounting firm for fiscal year 2016. Sarah Martin is here as a representative of PricewaterhouseCoopers, and she is available for questions. Does anybody have any questions for Sarah? She got out of it. Are there any ballots that need to be collected? I’m closing the polls. Is the Inspector ready to report?

Mr. David Dietrich: Yes, the approval of an amendment to Tredegar’s Amended and Restated Articles of Incorporation to declassify the Board is passed. Each director received a majority of the votes cast and therefore are elected. The ratification of the appointment of PricewaterhouseCoopers, LLP, for the fiscal year ending December 31st, 2016, was approved.

Mr. Bill Gottwald: Thank you, David. So, based on the Inspector’s report I hereby declare that the amendment to the Articles of Incorporation to declassify our Board is approved. Both nominees for election as directors have been elected. Appointment of PricewaterhouseCoopers, LLC as Tredegar’s independent registered CPA firm for the fiscal year 2016 has been ratified. I also declare that the business portion of this meeting is closed, so I’ll turn things over to John for his report.

Mr. John Gottwald: Good morning, everybody.

Audience: Good morning.

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Mr. John Gottwald: Thanks for showing up--appreciate it. Let’s go to that first slide, Neill. Wake up. This is the way we always start the meeting, which is, “We don’t know the future. Don’t rely on anything we say that suggests we do.” That’s point number one. The second point is that we are going to use some measures that are not generally accepted accounting principle measures. And you can find a reconciliation on our website, right?

Mr. John Gottwald: Okay. So, that’s that. I want to make two introductions before we get going. First is this guy standing up here. This is Drew Edwards, who is Vice President of the company and Chief Financial Officer, and he is in charge of bringing energy to this meeting.

Mr. Drew Edwards: I hope I can do that, John.

Mr. John Gottwald: Okay. I am very fortunate to have a lot of really great people that I work with every day. Drew is one of them. Most of the others are here today. But, we have a new guy that I want to introduce. In fact, he doesn’t start until next week. There he is. Mike Schewel, would you please stand up? Mike is our new Vice President, General Counsel, and Secretary.

Thank you very much for joining us. I tried to convince him that he is overqualified for this position, but he came anyway. So, thank you very much, Mike--appreciate it. And, again, he starts next week, and I’m fishing next week, so you’ll have a great first week. Yes, I will have a good week. Okay, so we’re going to start things off in a very traditional way. Yesterday afternoon, about 4:30,

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we released our earnings for the first quarter. Some of you may not have had a chance to take a look at them. And our energy guy wants to go over those for us. So, Drew, take it away.

Mr. Drew Edwards: Sure. All right, I’m going to briefly review our first quarter results. My first chart is a bridge chart that bridges earnings per share for the first quarter from ongoing operations, which was 23 cents in the first quarter of 2016. And I’m going to bridge it back to the first quarter of last year, which was 29 cents. So, that’s a 6 cents per share drop that was made up of three components.

The first is a drop in our after-tax Polyethylene Films operating profit. That hurt us by 13 cents per share. The second is an improvement in our Terphane profits, which added 3 cents per share. And then, the third is a continued improvement in our Bonnell Aluminum division profits of 4 cents per share.

A little bit more about the Polyethylene Films profit drop. That is made up of three items. The first is a 7 cent drop associated with business lost and product transitions, which we have discussed for quite a while now. We’ll discuss a little bit more later. The second is a 4 cent per share drop due to unfavorable resin lag, which is volatile from quarter to quarter. And the third is a 2 cent adverse impact from lower volume in our surface protection business, primarily due to softness in the LCD display market.

Moving over to Terphane. Terphane added 3 cents. Now, we’ve had two straight quarters of profits for Terphane despite very, very difficult business conditions in Brazil. We had 5 percent volume

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growth, and also we had significant operating efficiencies that helped drive that profit growth. Bonnell continues to perform very well. They also had 5 percent of volume growth, as well as lower costs this quarter versus the first quarter of last year. And their core markets of nonresidential construction and automotive continue to grow.

My next chart is on debt net of cash, what we refer to as net debt. And with our simple capital structure, if you take the changes in net debt between periods, you get our net after-tax, after-dividend cash flow. And you can see in the first nine months of the year we really didn’t generate any cash to pay on debt. And then, really beginning October 1 and October 1 through 3-31-16, we generated about $20 million in cash. And that’s a combination of operating results as well as great working capital management on the part of our business units.

The other thing that you can see on this chart is the leverage ratio, and it is a primary debt covenant. Our debt covenants under our revolving credit facility allow us to borrow up to four times. The leverage ratio is debt to EBITDA, and, you can see, as of March 31 the leverage ratio was well below the four times at 1.3 times, so we’ve got plenty of borrowing capacity. We did complete our new revolving credit facility in March, so now we have a $400 million, five-year revolver. We have a great bank group, and we have available credit as of today under that revolver of $290 million. John, that’s my summary for the first quarter results.

Mr. John Gottwald: Okay, great. So, we’re going to do things a little differently from here--from what we have done in the past. It will be kind of interesting to see how it goes because Drew and

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I actually haven’t rehearsed this. So, we’ll see how it goes. I want to set this up by providing you with a quote from Warren Buffett’s right-hand man, Charlie Munger.

The young man of 91 years old comes out with a lot of wisdom. And he once said, “I know I’m going to perform better if I rub my nose in my mistakes.” I’m sort of philosophically oriented that way. I kind of like to do that, but I have a big advantage over Charlie. I get a lot of help at home. My wife is here, and she can tell you that that’s true.

But, contrary to this approach or this philosophy, it’s my impression that the corporate world tends to see top management as having a significant part of their responsibility as promoting the company stock. That may or may not be true, but that’s my perception. I’m not a promoter. This isn’t a pep rally. And my bosses are here. And they might be mad at me, but I’m not in promotion mode here today.

Actually, the way I look at it is management’s top priority is to run the business. We’re supposed to be able to figure out how to create value, how to grow the company, how to create value for all of our stakeholders. And so, when I’m talking to our folks that’s the focus of our attention. And the way I look at it is, if we can do a good job at that, the stock will take care of itself.

Now, for this meeting what Drew and I did, with this philosophy sort of in mind, “Hey, what can we do for you shareholders at this meeting?” And it was sort of obvious to us. We feel like there are a couple of elephants in the room. There are some significant issues that Tredegar is working its way through and that you shareholders would appreciate it if we rubbed our nose in those issues

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a bit, in some of our mistakes. So, the way we’re going to go about that is we’re going to do our own Q&A, again, unrehearsed. So, we’ll see how it goes.

We’ll ask each other questions and work our way through those elephants. And we might bring you down a little bit as we work through the elephants, but then we’re going to pick you up. The bottom line here is, yes, we have issues, we’ve got headwinds, we’ve got some tough things we’ve got to work our way through. But, I believe that Drew and I and the rest of the team feel like we’re making progress and that we’re on a good track. So, that’s the message. If you want to go get a biscuit and walk around and look at flowers, that’s it in a nutshell.

All right. So, Drew, I think you ask me the first question.

Mr. Drew Edwards: Yes. So, John, I’m a numbers guy, I’m a bit of an analyst, and one area that stands out in our disclosures is business lost or product transitions in our personal care business, which represents big hits for sales and earnings over the last three years. It looks like it’s going to continue to affect us going forward. So, John, here’s a slide showing the business lost and product transitions’ impact on sales. What’s going on here, and what can we learn?

Mr. John Gottwald: Great question, Drew. This is elephant number one, lost business. So, the first point I make is, I don’t know exactly what’s going on. Only the customer really knows what’s going on. But, obviously we talk to our customers, and we get a pretty good feel for it. Each case is also very unique. We learn something different from each one. And I want to comment on two

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examples to give you a feel for what’s going on and what we can learn. So, the first case is probably the biggest, and it hit us--you tell me the time frame.

Mr. Drew Edwards: It was back in, really, primarily ‘14 and ‘15.

Mr. John Gottwald: Yeah. So, we had $60 million of sales. It’s gone. The customer had three suppliers. They decided to cut it back to two. We were the one that was cut out, so that’s very unfortunate. It’s a big piece of what you’re looking at right here. Well, there are a number of theories about what is the story here. We feel very confident we made a very good product, so we don’t think it was a quality issue or a product issue. There, again, are a number of different perspectives around the company as to what contributed to it, and they probably all have some validity to them.

But, the one bit of feedback that I got from the customer that I paid particular attention to, in this case, is that we were simply not responsive enough, we were challenging, we were difficult to work with. They had three suppliers. Two were much easier to work with than we were. And so, I think there is clearly a message there. We have an opportunity to be more responsive, to be closer to our customers. And so, we need to take that to heart, and we have talked a lot about that, the people around this room. So, there is lesson number one and example number one.

Example two is very much different. This is a case that we’re going through right now. I think Drew is going to talk a little bit about it in a second, but in this case we didn’t lose our business to

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a film competitor. The customer decided to move to a different material, a non-film material. And so, it would be easy for us in Tredegar to say, “Well, there’s not much we can do about that.”

Their motivation was to take cost down. Cost is very important. Now, as I reflected on it, I’d like to think that maybe we could have been more proactive on our R&D side, on our innovation side, listened to them. And perhaps we could have done something to help with that cost equation to help them, so there’s a lesson there.

So, these examples in this chart are Personal Care, but I want to switch over to Surface Protection for a minute. Surface Protection is very similar to Personal Care in many ways. The customers have the same issues. And they’re sending the exact same message, “We need suppliers who are very responsive, we need people who are paying close attention and helping us, we need cost reductions.”

This is a really wonderful business, Surface Protection. We built it from scratch. It is run by great people. But, we are in the business of helping manufacturers with things like screens for TVs and notebooks and smartphones, and there is tremendous cost pressure there. So, we have to be--we have to take the lessons from Personal Care and apply them here. We have to be very responsive, we have to be close to our customer, and we have to be part of the solution for taking costs down. So, I’m hoping these lessons are being applied elsewhere in the company.

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Okay. So, Drew, next question for you. I think people would appreciate--how bad has this been in terms of an impact on the P&L statement? And what do you see--what do you know about the future and impact, looking forward, from lost sales?

Mr. Drew Edwards: Sure, John. I’m going to take care of this question in two charts. So, my first chart is going to show you the operating profits from our PE films business since 2014. That’s what you see right here. And then, my next chart is going to convey what the impact is for profits associated with products in transition or business lost that’s going away on our EPS for overall Tredegar from ongoing operations. So, the first chart shows that the Polyethylene Films business back in 2014 had operating profits of $61 million, and you can see that between that time and the trailing 12 months ended March 2016--that those operating profits had dropped about $20 million.

Now, the top slice of the bar shows you the profit contribution associated with products in transition or business lost. See, that top slice bar has declined by $15 million. So, $15 of the $20 million drop in our PE films operating profit is due to products in transition or business lost. And we still have $9.9 million or roughly 19 cents per Tredegar common share of profits associated with products in transition or business lost that will eventually go away, and that business will--our expectation is it will taper down by the end of this year.

Now, moving to my next chart. This is going to convey where we are today for trailing 12 months EPS, and where we would be on a pro forma basis if all the profits associated with business lost and product transitions were gone right now. All right, so, trailing 12 months March 2016 EPS from ongoing operations is 95 cents per share. If we removed all the profits that are eventually

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going to go away from product transitions and business lost we would be at 65 cents per share -- so we’re taking you down now - - that’s 30 cents per share. And that 30 cent drop is due to three things.

One, it’s due to the 19 cents that I just showed on the previous slide - - that $9.9 million that’s still in the trailing 12 month operating profit in PE films. But, we’ve got an offset in the North American facility consolidation project that we’ve embarked upon because of the excess capacity generated because of the business lost. That project should be completed in mid-2017, and it should generate annual savings for us of $5 to $6 million. That’s worth about 9 cents per Tredegar common share.

So now, we’re down to 10 cents. And there’s a third component, unfortunately, that after 2017 we expect another product transition in the PE films business that will adversely impact its profits by about $10 million. That’s another 20 cents per share. So, you add all that up--that’s how you get to that 30 cents.

Now, this is a very, very pessimistic look at things. It’s a glass half empty view of things. And it doesn’t include any assumption for growth. So, John, I think everybody in this room, probably everybody online, too, is wondering, “What are we doing about this? What are we doing to gain new business?”

Mr. John Gottwald: And before I get there, Drew is going to comment himself about some things that we’re doing that will show some growth in just a minute, so hang with us here. This slide--I think I’ve really commented on the first two. I genuinely believe that, again, I work with really

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great people and believe that our Personal Care folks and our Surface Protection folks have paid attention to the importance of being close to that customer and being more responsive than we have been.

I think we’re taking that to heart. I think we’re developing better relationships, and I think we’re seeing some opportunities pop up as a consequence of this cultural shift. Now, obviously another anecdote to this is you roll out some more sales. And so, we’ve got actually a couple of backup opportunities. We’ve got some sales coming out in Europe later this year. When is that going to be, Mike? October, okay--and then, also in Latin America. So, we’ve got some offsets to Drew’s pessimistic view that are already in place and will happen. This last item is the one that I want to spend an extra minute on, investing in R&D. This is interesting to me. We call ourselves a specialty films company. The word specialty means that we innovate. We provide unique solutions for our customers. And the only way you can do that is if you invest in R&D. As we had pressures we reduced our R&D, which exposes you. It can lead to a bad cycle. So, in all of the strategic discussions we’ve had over the last several months we’ve really debated this issue a fair amount and talked about the opportunities related to R&D. And, as you can see, between 2014 and the forecast for this year, that’s a 75 percent increase in R&D. That’s substantial.

The bad news there is obvious. Four and a half million or whatever that math is, $4.7 (million) -- that’s going to hit the P&L in the near term. The good news, we hope, is that down the road that’s going to pay off. We’re going have more new products, more ways to offset the bad news that comes. So, that’s the thinking, the strategic thinking, of what we’re doing here. All right, so, again,

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I want to emphasize--we are starting to see some opportunities pop up already, which is good, but it will take time. You are going to need some patience here.

All right. So, let’s shift over, Drew. We have hit elephant number one pretty darn hard. I hope that’s been helpful for you folks to get an understanding of the sales issue. I’m going to shift over to the capital and the P&L side of things. We have invested a tremendous amount of capital over the last five years in this company, $443 million in capital, $13.59 per share. You can see where it went with the pie chart.

Our stock prices--I don’t know what it’s done since we released our earnings, but let’s say it’s over--this is about 80 percent of our total market value there. So, we’ve basically spent with you, the shareholders’ money, and you would think that with that much capital going in that the earnings would have a substantial improvement. Well, here is a long-term trend chart on earnings, which doesn’t show that. In fact, it’s trending down.

If you go over here to 2009, this is the end of the recession. We’re really not up from the recession. And, of course, what was going on there in the recession--our cyclical business, our Bonnell business, was clobbered during that recession. It was very much a construction recession. Volume was down. I think it was over 30 percent, wasn’t it? 40 percent of volume. We got clobbered. So, what we’ve had for this recovery is our cyclical business rebounding very nicely. So, with the cyclical business going up, Drew, and all that capital that we put in, why in the world--help us out.

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Mr. Drew Edwards: All right, I’m going to tackle this with a bridge chart because there are a lot of moving parts going on here. And if you look at the far left of the chart, you’ll see what our earnings per share were - - well, first let me say I’m a big believer that you have to know where you’ve been and where you are before you can figure out where you’re going to go. And so, what I’m going to walk through here helps you with that. So, going back to the chart, far left, EPS from ongoing operations in 2010, before we spent the $443 million on capex and acquisitions, we were earning 88 cents per Tredegar common share. Again, that’s from ongoing operations.

Now, you move over to the far right, and for the last 12 months ended March 2016 we earned, on the same basis, 95 cents per share. So, you got a 7 cent increase or about an 8 percent increase in our EPS over a five-year period. Now, you can see on the chart there’s a lot of shifting of earnings going on in the past five years.

The first one is a 51 cent per share drop in the after-tax operating profits for PE films, and that is predominantly due to products transitions and business lost. It doesn’t really have a whole lot to do with the investment that we made in capex or acquisitions. But, we’ve talked about that one enough, that first elephant in the room.

So, I’m going to move now to interest rates. Now, back here in 2010 we had no debt. We really didn’t start taking on debt until we did the Terphane acquisition in the fourth quarter of 2011, so we had no debt back here. And we’ve pretty much had debt over the last five years. But, if you look at the obvious impact of interest rates, it’s interest expense. Despite spending all that money, $443 million over the last five years, the interest expense impact from an EPS perspective was only

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6 cents per share, and that’s primarily due to a very low interest rate environment that we’ve had over the last five years.

Now, the not-so-obvious impact of interest rates, unless you’re an accountant, is pension expense. All right, so long-term interest rates dropped quite significantly from 2010 to where we are today. And that drop in interest rates increased the present value of future benefits that we pay to our retirees. And as a result of that obligation, that present value of future benefits going up, it increased our pension expense. And you can see it had quite a bit of impact over the last five years. And in the trailing 12 months number it’s up 22 cents per share compared to 2010.

Now, moving over to John’s comment about Bonnell, you can see there that it has added a whole lot to our EPS, 75 cents per share in the last five years. Now, back here in 2010, Bonnell, at the bottom of the Great Recession, actually had a loss, an operating loss of $4.1 million. And its trailing 12 month operating profit is around $33 million. So, that swing is what generated that 75 cents per share. You can attribute that to really three things.

One, is a rebound in recovery from the Great Recession. Two, is a great management team at Bonnell. And, three, is the AACOA acquisition that was made by Bonnell in the fourth quarter of 2012 has been very successful. Now, if you take the final Bonnell impact of 75 cents and you subtract the pension adverse impact and the PE films impact, you get close to zero, which really brings us to the gist of your question, John, and that’s Terphane.

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So, of that $443 million worth of capital, about two-thirds of that capital, or $8.72 a share, was spent on Terphane. That $8.72 per share generated only 14 cents per share in our trailing 12 months number. So you do the math, that’s a 1.6 percent return on invested capital, which is well below where we would want to be for an investment like that.

Now, we’ve got a great team at Terphane. But, the facts are we put a whole lot of money to work, invested a whole lot of U.S. Dollars, in a risky part of the world at an inopportune time. And I’m going to kick the Terphane ball back to you, John, and ask you to give us your view of Terphane.

Mr. John Gottwald: Great. I’ll back up for one thing. I spaced out there for a second. Did you cover the pension?

Mr. Drew Edwards: I did cover the pension.

Mr. John Gottwald: Okay, so, flexible packaging business. First, I want to reiterate what Drew just said--really excellent team down there. We’re very impressed with those folks--doing a great thing in a very tough environment. And I want to point out two or three things that they’re up against. This one is first. This business is headquartered in Brazil. Fifty percent of our sales are in Brazil. This chart shows that there is a very tough recession going on. You can see 2015.

And if you read up at the top there, 2016 is expected to be just as bad. That’s worse than what we called our Great Recession in the U.S., so it’s a very tough environment there. That doesn’t lend itself to demand going up when you’re in that kind of environment. Let’s go to the next one. The

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second big challenge for these folks--this is a chart that’s been shown to you folks before. What it says in a nutshell is that there’s a heck of a lot of capacity out there.

Demand is nowhere near the capacity. When you’re in that kind of environment folks tend to want to run their lines, and the only way they can see to do that sometimes is they cut prices. So, if you have lower demand and lower prices, that’s not good. To make matters even worse, we have had raw materials going the right way for the recent past, but that’s shifted over the last month or two.

And so, now we’re looking at raw material costs going up. So, that’s a really bad combination, a very tough environment. Okay, so, Drew, we have hit them with two elephants. We’ve been rubbing our noses. Let’s see if we can pick things up a little bit and provide a little bit more positive spin.

What you see on this side of the chart is this very bad trend on the profits in the flexible packaging business, which I think you’re familiar with. The black numbers are the GAAP numbers, the general accepted accounting principle numbers. The red numbers are ones that are cleaned up for things like foreign exchange and raw material shift. I tend to pay more attention to the red bars. But, anyway, the slope down--that’s depressing. That’s what we have been fighting.

That’s part of the charts on the earnings that Drew just went over. But, here’s--I’m starting to go--I’m shifting you now. I’m trying to pick you up. We brought you down about as low as we can get you. Now, we’re going to try to pick you up a little bit. In the last two quarters in this incredibly difficult environment, this team has been able to be very profitable--meaningfully profitable. That’s very encouraging.

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So now, what does that suggest about the future? I’ll make two comments. I told you at the beginning, don’t listen to anything I say about the future. But, I’ll make two comments. Number one, the immediate future, highly unpredictable for the reasons I’ve outlined, plus we don’t know what the foreign exchange is going to do or currencies are going to do, and we don’t know what trade policy decisions are going to occur. So, we’re clueless about the near term. It could go any way.

But, the really good news, if you’re really paying attention here, is that this team can generate profits in a really tough environment. If we can get this economy going down there and start tightening up this oversupply a bit, this team ought to be able to make good money. When that will occur, down the road, but that’s encouraging to me. So, let’s see. Now, we’re going to keep with the positive momentum here, Drew. You’ve got to pick it up. So, what else are we doing that encourages you that we’re going to have improvements, we’re going to do something to offset some of these headwinds that we’ve got?

Mr. Drew Edwards: All right. Well, in the last year, you know, we’ve made some good investment decisions I hope that will result in sales and profit growth in 2017 and beyond. A couple of those are listed--or several of those are listed right here. First is we’re adding two elastic films lines in Europe, and that’s in our Personal Care films business. And, secondly, we’re adding capacity at Bonnell. Bonnell is running around 90 percent capacity utilization, or more than that right now, and this new line that will go into our Niles facility will add 10 percent of our capacity and come online hopefully in 2017.

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And, lastly, we’ve made investments in our Bright View business. And Bright View offers products to the LED lighting market, and that’s got high growth expectations over the next several years. So, those are just a few of the investments that we’ve made that will hopefully drive our sales and profit growth in 2017 and beyond. So, we’ve talked about a lot of things, John, and so why don’t we close it out with what your priorities are for Tredegar.

Mr. John Gottwald: Okay. I think this is a fairly simple slide. And I think I’ve spoken, or Drew and I have spoken to most of this under item one. The real focus over the last several months, as we’ve been looking at everything that we can, is strengthen organic growth. We just have to do that. And we’re doing it every way that we know how.

I’ve talked about building customer relationships. I haven’t specifically mentioned bringing in talent, but we’ve been bringing in talent. We’ve got to broaden our product lines, we’ve got to increase the number of customers we have. These are all initiatives. We’re investing more in R&D. That means more new products. This is the focus strategically of what we’re doing here, and we hope that that is going to pay good dividends for us down the road.

The second item, real quick. Of course, if along the way we find opportunities for strategic additions, we’ll take advantage of them. I’m going to end with a comment on dividends. Obviously, we’re trying to build a great platform, so that we can continue to have good, solid dividends. That’s my objective. I like dividends. I like dividends a lot. I want you to know that. My dad is here.

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Raise your hand, Dad. He likes dividends. My wife is here. Raise your hand, dear. She knows how to spend dividends. My brother is here. He likes dividends. He just saves them. My wife spends them, he saves them. My children like dividends. So, I get an earful on dividends. It’s a priority. We’re paying attention, we’re listening to you. Hopefully, our directors like dividends, too, so we’ll see.

So, that really does wrap it up. The bottom line here, again, is we’re working our way through a tough period, we’ve got a lot of headwinds, we’ve got a lot of challenges. We’ve got great people that are working through them. We’re confident that we’re doing some things, we’re confident that we’re making progress and that we’re headed down a good path here. It will take time, but we’re headed in the right direction, we believe. Okay. So, do you have anything else you want to say?

Mr. Drew Edwards: No.

Mr. John Gottwald: Do you think we’re headed in the right direction?

Mr. Drew Edwards: I do believe we’re headed in the right direction.

Mr. John Gottwald: You’ve got a job for another day.

Mr. Drew Edwards: What do you say we open it up for questions?

Mr. John Gottwald: Great, questions. Any other elephants? Yeah.

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Mr. Marshall Schutt: John, I love your comments from Charlie Munger. I admire him so much. I went to Omaha last weekend to see him in person.

Mr. John Gottwald: Oh, boy. He looks younger than I do.

Mr. Marshall Schutt: No. No, he does not.

Mr. John Gottwald: Well, that makes me feel better.

Mr. Marshall Schutt: My first question is, do you feel like you now have the right team of professionals and associates in place to do the things you’re trying to do?

Mr. John Gottwald: Great question. We’ve been, as I mentioned earlier, we’re building talent. And I’ve said several times I feel very good about the people that are here. Depth is important, and we’re trying to build the depth. So, that’s an ongoing activity, and I think we’re making a lot of progress there. I’ll kind of broaden that a little bit. It’s not your question, but it’s implied perhaps.

There has been a lot of change. And, actually, if you take the top 21 positions from a year ago, including the Board and compare it to the top 21 today, there’s been 43 percent turnover, so you could legitimately have questions of the stability as well. And I believe there is. Not only do I believe there is, I encourage you--ask the people in this room, the people who work here and the

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directors, what they think. Are we aligned? Is there a stable company here? I strongly believe we are stable.

The second point I make, which is data--I kind of like data. We had an employee survey last summer, and then we had another one this winter. And that showed a 16 to 17 percent increase in morale ratings as well as confidence in the direction of the company. So, I think we’re making progress. We have a long ways to go, but we’re making progress. Does that help?

Yeah. Another question? There are some really great--oh, Mike, go for it. Mike was the genius of our films business--many years ago. He has been retired for how many years?

Mr. Mike Francis: About 13.

Mr. John Gottwald: You love every minute of it.

Mr. Mike Francis: I do, I do. You talked early on about spending a lot of time or taking a good, hard look at your customer relationships. And can you give us any examples of things that you’re working on to try and address what you referred to as being more responsive to them?

Mr. John Gottwald: Well, I’ll give you a couple thoughts. I don’t know if these will help you. Number one, I’ll point out that the Personal Care leaders aren’t here today. They are with customers today. That’s their priority. We have brought in a couple of people who are very customer oriented

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in that business, so I think that that’s a step. The guy who is sitting next to you is the head of the Surface Protection business.

It’s very important in that business as well. And I know that--he’s always traveling to the customers. And hopefully, when we break up you can talk to him a little bit. But, it’s extremely important for him to get this--and all of his team. Three customers make up the bulk of their sales. So, I was making comments earlier. It’s a little nervous here.

I mean, if any one of them finds a lower-cost solution that can be another one of these bad things that happen. So, it’s just really extremely important. Did any of that help? And I did mention earlier that I’m seeing progress. Things are popping up. I can’t talk about any of the things that are popping up, but we have broken some ice. We had some relationships where people weren’t really wanting to talk to us, but now they are talking to us, so I think that’s good.

Mr. Mike Francis: Thank you.

Mr. John Gottwald: I hope that helps. Is everybody hungry? There might be a biscuit out there, but you’re going to have to beat me to it. There’s some pretty flowers out there, too. Thank you very much for coming. I appreciate it. I hope this helped.